Exhibit 99.1

Lumen Technologies Further Enhances Capital Structure to Fuel AI-Driven Transformation

Company successfully repriced term loans under the Level 3 Financing, Inc. Credit Agreement and closed on an additional $425 million of first lien notes due 2034 to refinance higher coupon debt and extend maturities

These transactions in combination with financings completed earlier this year provide greater financial freedom to accelerate Lumen’s investment in digital networking services for the AI economy

DENVER, Sept. 29, 2025 – Lumen Technologies, Inc. (NYSE: LUMN) (“Lumen” or the “Company”) today announced the successful completion of a repricing transaction of Level 3 Financing, Inc.’s (“Level 3”) $2.4 billion credit facilities at Term SOFR + 3.25%. The new pricing represents a reduction of 100 basis points, resulting in $24 million in annual interest expense savings. Additionally, in connection with the refinancing transaction certain other modifications were made to the covenants in the Credit Agreement to provide additional flexibility to Level 3.

Earlier this month, Level 3 also raised an additional $425 million aggregate principal amount of its 7.000% First Lien Notes due 2034 (the “Additional First Lien Notes”) at par. Level 3 used the net proceeds from the offering, together with cash on hand, to redeem all $373 million aggregate principal amount of Level 3’s 10.750% First Lien Notes due 2030, including payment of redemption premium, and to pay related fees and expenses. In addition to extending maturities by more than three years, the transaction reduced Level 3’s annual interest expense by an additional $10 million.

“Through a series of complex transactions over the past two years, we’ve meaningfully reduced our debt and simplified our capital structure,” said Lumen’s Chief Financial Officer Chris Stansbury. “By lowering our debt and creating capacity for investment, we can focus our capital on fueling growth, expanding our network, scaling digital innovation, and delivering on our promise as the trusted network for AI.”

The Additional First Lien Notes are not and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws in the United States and may not be offered or sold in the United States absent registration or an exemption from the applicable registration requirements. Accordingly, the Additional First Lien Notes were offered and sold only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A promulgated under the Securities Act and to non-U.S. persons outside the United States in accordance with Regulation S promulgated under the Securities Act. Holders of the Additional First Lien Notes do not have registration rights.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, the Additional First Lien Notes, nor will there be any sale of the Additional First Lien Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Lumen Technologies

Lumen is unleashing the world’s digital potential. We ignite business growth by connecting people, data, and applications—quickly, securely, and effortlessly. As the trusted network for AI, Lumen uses the scale of our network to help companies realize AI’s full potential. From metro connectivity to long-haul data transport to our edge cloud, security, managed service, and digital platform capabilities, we meet our customers’ needs today and as they build for tomorrow.

Lumen and Lumen Technologies are registered trademarks of Lumen Technologies LLC in the United States.

Forward-Looking Statements

This press release includes certain forward-looking statements about future events. These forward-looking statements are not guarantees of future results, are based on our current expectations only and are subject to various uncertainties. Actual results may differ materially from those anticipated by us in these statements due to several factors, including those referenced in our filings with the U.S. Securities and Exchange Commission.

Media Contact:	Investor Contact:
Anita J. Gomes	Jim Breen, CFA
Anita.Gomes@lumen.com	Investor.Relations@lumen.com
+1 858-229-8538	+1 603-404-7003